Exhibit 97.1
EXECUTIVE COMPENSATION RECOVERY POLICY
ELDORADO GOLD CORPORATION
(The “Company”)
PURPOSE
The Company’s incentive-based compensation, which includes all short-term and long-term cash and equity incentive compensation that is granted, earned or vested based wholly or in part upon attainment of a financial reporting measure, operating measure or other performance indicator or measure (“Incentive-Based Compensation”) is intended to align the interests of the Company’s executive officers and shareholders through equity and other performance-based compensation plans. Incentive-Based Compensation includes short-term and long-term cash and equity compensation that is granted, earned or vested based wholly or in part upon attainment of a financial reporting measure (“FRM-Based Incentive Compensation”). This Executive Compensation Recovery Policy (the “Recovery Policy”) provides for the right to recover Incentive-Based Compensation under the circumstances described in the Recovery Policy.

ADMINISTRATION
The Recovery Policy shall be administered by the Company’s board of directors (the “Board”) or, if so designated by the Board, the compensation committee of the Board (the “Compensation Committee”). The Compensation Committee shall make all initial determinations in relation to this Recovery Policy, and the Board shall make the final determinations in relation to this Recovery Policy. Any final determination made by the Board shall be deemed conclusive and binding on all individuals covered by the Recovery Policy. To the extent that it relates to recovery prompted by a Material Restatement (defined below), this Recovery Policy shall be interpreted and applied in accordance with Section 303A.14 of the NYSE Listed Company Manual and any related guidance by the NYSE.

SCOPE
The Recovery Policy applies to the Company’s Chief Executive Officer, Chief Financial Officer, President, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, including such individuals employed by any parent or subsidiary of the Company if such individuals perform policy making functions for the Company or as specified under stock exchange rules, including such individuals formerly employed by the Company (each, an “Officer”). The Recovery Policy applies to all Incentive-Based Compensation granted, vested or paid to each Officer, regardless of when any applicable reporting measure, operating measure or other performance indicator or measure was satisfied or met.
A.Material Restatement
The Recovery Policy shall apply if the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission due to the Company’s material noncompliance with any financial reporting requirements under U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Material Restatement”).

Subject to Section 4 of the Recovery Policy, reasonably promptly after it is determined that a Material Restatement is required, the Company will recover from any and each impacted Officer the portion of FRM-Based Compensation received during the three completed fiscal years (in addition to any transition period that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare the Material Restatement that exceeds the amount of FRM-Based Compensation that otherwise would have been received had it been determined based on the restated amounts. The amount to be recovered must be computed without regard to any taxes paid. If the Board cannot determine the amount of FRM-Based Compensation to recover from the Officer directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

B. Material Error

The Recovery Policy shall apply if the Board determines, in its sole discretion, that there was an error in any financial reporting measure, operating measure or other performance indicator or measure that affected the value of a grant of Incentive-Based Compensation, or the vesting or payment of Incentive-Based Compensation, the result of which would be considered material to the Company (a “Material Error”).

Subject to Section 4 of the Recovery Policy, within 12 months of the Board determining that a Material Error occurred, the Company will recover from any and each impacted Officer, some or all of the Incentive-Based Compensation granted to the Officer or that vested or was paid to the Officer, during the three completed fiscal years (in addition to any transition period that results from a change in the Company’s fiscal year) immediately preceding the date the Material Error is discovered, provided that such amount shall not exceed the amount of Incentive-Based Compensation that would have been granted, would have vested, or would have been paid to such Officer had such compensation been calculated on the basis of the revised financial reporting measure, operating measure or other performance indicator or measure. If the Board cannot determine the amount of Incentive-Based Compensation to recover from the Officer directly from the revised information, then it will make its determination based on a reasonable estimate of the effect of the revised information.

C. Serious Misconduct Recovery Event

The Recovery Policy shall apply if the Board determines, in its sole discretion, that an Officer engaged in serious misconduct, which includes fraud or intentional and/or reckless non-compliance with applicable laws, material violations of the Company’s Code of Business Conduct and Ethics or other intentional conduct that causes material damage to the Company or its reputation (a “Serious Misconduct Recovery Event”).

Subject to Section 4 of the Recovery Policy, within 12 months of the Board determining that a Serious Misconduct Recovery Event occurred, the Company will recover from any and each impacted Officer, some or all of the Incentive-Based Compensation granted to the Officer or that vested or was paid to the Officer, during the three completed fiscal years (in addition to any transition period that results from a change in the Company’s fiscal year) immediately preceding the date the Serious Misconduct Recovery Event was discovered, provided that such amount shall not exceed the amount of the damage to the Company caused by the Officer’s serious misconduct as determined by the Board in its sole discretion.

D. General

The Board will determine, in its sole discretion, the method(s) for recovering Incentive-Based Compensation or other damages hereunder, which method(s) may include recovery, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards of Incentive-Based Compensation. In addition to seeking recovery of Incentive-Based Compensation, the Board may dismiss the Officer, authorize legal action for breach of fiduciary duty, or take other action to enforce the Officer’s obligations to the Company as it may fit the facts of the particular case. Subject to applicable laws and stock exchange rules, in determining the appropriate action, the Board may also take into account penalties or punishments imposed by law enforcement agencies or regulators. The Board’s power to determine the appropriate action against the Officer is in addition to, and not in lieu of, penalties and punishment imposed by third-party entities, including law enforcement agencies or regulators.

For purposes of this Recovery Policy, an act or omission will not be considered to constitute a Serious Misconduct Recovery Event if the Officer, in good faith, relied upon the advice received from the Company’s accountants, auditors, financial advisors or legal counsel.

Subject to any requirements set out in the Sarbanes-Oxley Act of 2002, any FRM-Based Compensation recovered under this Recovery Policy shall be limited to FRM-Based Compensation received (as described below) by Officers on or after October 2, 2023 that results from attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after October 2, 2023. FRM-Based Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the FRM-Based Compensation award is attained, even if the payment or grant of the FRM-Based Compensation occurs after the end of that period.

For purposes of this Recovery Policy, “financial reporting measures” has the meaning as set forth in Section 303A.14 of the NYSE Listed Company Manual, which for purposes of clarity shall include measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

A financial reporting measure need not be presented within the financial statements or included in a filing with the United States Securities and Exchange Commission.

BOARD DISCRETION IN ENFORCING THE RECOVERY POLICY
Except as required by applicable laws or stock exchange rules, the Board is empowered with the authority to decline to seek recovery, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards, in whole or in part, of excessive Incentive-Based Compensation or FRM-Based Incentive Compensation, as applicable, if it, as well as the Company’s Compensation Committee, determines that doing so would be (1) impracticable with respect to a Material Restatement; or (2) impracticable, unreasonable or contrary to the interests of the Company and its shareholders with respect to a Material Error or Serious Misconduct Recovery Event.

In making such determination with respect to a Material Restatement, the Board may take into consideration the following factors:
(1)the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered;
(2)recovery would violate home country law where that law was adopted prior to November 28, 2022;
(3)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder; and
(4)any other factor permitted by stock exchange rules.

In making such determination with respect to a Material Error or Serious Misconduct Recovery Event, the Board may take into consideration various factors, including but not limited to:
(1)the likelihood of success of recovering such Incentive-Based Compensation;
(2)the impact on the Officer of any taxes paid on such Incentive-Based Compensation and the likelihood that the Officer will be able to recover any such taxes;
(3)the likelihood that such claim may prejudice the interests of the Company (including due to enforcement costs and the required investment of Company resources);
(4)the passage of time since the occurrence of the Material Error or Serious Misconduct Recovery Event;
(5)the Officer’s position and degree of responsibility for the Material Error or Serious Misconduct Recovery Event;
(6)the existence of any legal proceedings against the Officer related to the Material Error or Serious Misconduct Recovery Event;
(7)the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered; and
(8)    any other factor permitted by stock exchange rules.

AMENDMENT
The Board intends that the Recovery Policy will be applied to the fullest extent of the law and in full compliance of federal securities laws and stock exchange rules, as applicable. Thus, the Board may amend this Recovery Policy from time to time in its discretion and to the extent required to reflect rules and regulations adopted by the United States Securities and Exchange Commission, stock exchanges or other applicable securities regulators.

SUCCESSORS
The Recovery Policy shall be binding and enforceable against all Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Approved by the Board of Directors: December 5, 2024

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